Exhibit 10.1

BJ’S WHOLESALE CLUB, INC.

AMENDMENT NO. 2 TO CHANGE OF CONTROL SEVERANCE BENEFIT PLAN FOR KEY EMPLOYEES

The BJ’s Wholesale Club, Inc. Change of Control Severance Benefit Plan for Key Employees (the “Plan”) is amended as of May 26, 2011, as follows:

The following new Section 11 is added to the Plan:

“11. “409A. If at any time it is determined by the Company, the Internal Revenue Service or any applicable state or local taxing authority that any payment or benefit available to the Participant under this Plan or any other agreement or plan of the Company is subject to additional tax and interest under Section 409A of the Code or any comparable provision of state or local law (the “Section 409A Tax”), then the Company shall pay to the Participant an additional payment such that the amount of the Participant’s payments, benefits and additional payments pursuant to this Section 11, after reduction by all applicable income and employment taxes and the Section 409A Tax, including any interest and penalties thereon (“Taxes”) imposed on such payments, benefits and additional payments is equal to the amount, after the payment of all Taxes, that the Participant would have received had the Section 409A Tax not applied to such payments and benefits. For the avoidance of doubt, for purposes of this Section 11, the term “Taxes” does not include any excise tax imposed by Section 4999 of the Code or any comparable provision of state or local law. All payments made under this Section 11 shall be made in accordance with the payment timing rules under Section 409A of the Code related to tax reimbursements, including that such payments shall be made to the Participant no later than the end of the tax year following the Participant’s tax year in which the Section 409A Tax is remitted to the taxing authorities.”

IN WITNESS WHEREOF, BJ’s Wholesale Club, Inc. has caused this instrument to be duly executed in its name and on its behalf as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Laura J. Sen

ATTEST:

            /s/ Jennifer L. Hale